Exhibit 10.26

April 15, 2005

VIA EMAIL AND FEDERAL EXPRESS

Mark Hovde

Dear Mark:

On behalf of Pharsight Corporation (“Pharsight” or the “Company”), I am pleased to offer you the position of Vice President, Marketing, reporting directly to me, with a start date of April 18, 2005 or as otherwise mutually agreed.

We are confident that you will make an outstanding addition to our team. There are many professional and technical challenges and the company is still small enough and growing rapidly enough to provide ample opportunity for professional development and an increasing role in the leadership of the firm. Pharsight also offers you the opportunity to participate in the company’s growth, on both a financial and intellectual basis.

Base Salary and Bonus Potential

Your base salary will be $240,000 annually, and will be paid semi-monthly. In FY2006 (which began April 1, 2005) and for subsequent years, you will be eligible for an annual performance bonus, pursuant to the terms and conditions of the Company’s Management Incentive Bonus Program, targeted at thirty-five (35%) percent of your base salary, with total compensation targeted at $324,000. This bonus is tied to company corporate performance goals as well as specific goals to be determined based upon your individual responsibilities, and will be pro-rated from your date of hire for FY2006 to reflect the date on which you joined the Company as Vice President, Marketing. The Company’s Compensation Committee will determine in its sole discretion whether you have earned an annual bonus, and the amount of any earned annual bonus, provided that you are employed by Pharsight and in good standing at the time of annual payment.

The Company may modify your compensation from time to time as it deems necessary.

Employee Benefits

You will be eligible for Pharsight’s employee benefits programs, including health, dental, life and disability insurance and 401(k) plan.

Stock Options

In addition, I will recommend to the Board that you be granted an option to purchase two hundred fifty thousand (250,000) shares of Pharsight common stock with an exercise price equal to the fair market value of such shares in accordance with the terms of the Company’s 2000 Equity Incentive Plan. Such options will vest over a four (4) year period as follows: 25% will vest on the first anniversary date of grant and the remainder will vest in equal monthly installments thereafter until fully vested (“Vesting

Offer Letter for Mark Hovde

April 15, 2005

Schedule”). However, upon a Change of Control (as defined in the Company’s 2000 Equity Incentive Plan), the Vesting Schedule will accelerate by one (1) year (“Accelerated Vesting”). Accelerated Vesting will immediately vest upon a Change of Control, the number of options equal to the amount, which would have vested one year from the occurrence of such event. Accelerated Vesting described herein will supplement, but not supersede section 12(c) of the Company’s 2000 Equity Incentive Plan as amended and restated.

Confidential Information and Inventions Assignment Agreement; Company Policies and Procedures

As a condition of your employment with Pharsight, you will be required to sign the Company’s Confidential Information and Inventions Assignment Agreement, two originals of which are enclosed. Please sign both originals and return one to me with your acceptance of this offer.

In order to comply with Federal labor law requirements (IRCA), you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, you will continue to be required to abide by the Company’s policies and procedures, as may be in effect from time to time and as reflected in the Company’s Employee Handbook.

At-Will Employment Relationship

Your employment continues to be terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without Cause (defined below) or advance notice.

Severance Benefits

In the event that your employment is involuntarily terminated by the Company without Cause, as your sole severance benefits, the Company will continue to pay your base salary and health care benefits in effect on the termination date for six (6) months (the “Severance Payments”). As a condition of your receipt of the Severance Payments, you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company. The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean: (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) failure to perform your assigned duties or responsibilities as an employee (other than a failure resulting from a “disability” as that term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) after written notice thereof from the Company setting forth your failure to perform such duties or responsibilities; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this Agreement or your Confidential Information and Inventions Assignment Agreement); or (f) conduct, that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

In addition, if, within six (6) months of a Change in Control (defined below), you resign from your employment with the Company and such resignation qualifies as a Resignation for Good Reason (defined below), you shall be entitled to receive the Severance Benefits, provided that you must first enter into a

Offer Letter for Mark Hovde

April 15, 2005

separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.

For the purposes of this letter, the occurrence of either of the following events shall constitute a “Change in Control”: (a) the sale or lease of all or substantially all of the assets of the Company; or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in each case in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity purchasing such assets or surviving such transaction.

For purposes of this letter, a “Resignation for Good Reason” shall mean a resignation by you due to any of the following events which occur after and as a direct result of a Change in Control: (1) a material reduction in compensation, unless such a reduction is applied, by resolution of the Board of Directors, to all members of the Company’s officers; (2) a material adverse change in your title due to a demotion; (3) a material adverse reduction in your role and responsibilities; or (4) a requirement for you to relocate as a part of your position.

You will not be eligible for any severance benefits in the event of a termination with Cause or any resignation that does not qualify as a Resignation for Good Reason.

I am providing two originals of this letter. Please sign and return one to indicate your acceptance. This offer is valid through April 22, 2005. We are excited about the prospect of having you on the Pharsight team.

Sincerely,
PHARSIGHT CORPORATION

/s/ Shawn O’Connor
Shawn O’Connor
President and Chief Executive Officer

Offer Letter for Mark Hovde

April 15, 2005

I accept employment with Pharsight Corporation subject to the terms and conditions hereof. I understand that the terms set forth in this letter supersede all oral discussions I may have had with anyone in the Company.

ACCEPTED:

/s/ Mark Hovde
Mark Hovde

April 26, 2005
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